Exhibit 99.1

Western Refining Announces Pricing and Increased Size of Concurrent Common Stock and Convertible Senior Notes Offerings

EL PASO, Texas--June 5, 2009--Western Refining, Inc. (NYSE: WNR) today announced that it increased its previously announced public offering of common stock to 20,000,000 shares and priced the offering at $9.00 per share.  Western Refining also granted the underwriters a 30-day option to purchase up to 3,000,000 additional shares of common stock on the same terms and conditions.

Western Refining also announced today that it increased its previously announced concurrent offering of convertible senior notes due 2014 to $200 million in aggregate principal amount.  Western Refining also granted the underwriters an option to purchase an additional $30 million in aggregate principal amount of convertible senior notes on the same terms and conditions.  The convertible senior notes will pay interest semi-annually at a rate of 5.75% per year and will mature on June 15, 2014 unless earlier repurchased or converted.  The initial conversion rate for the convertible senior notes will be 92.5926 shares of common stock per $1,000 principal amount of convertible senior notes.  This is equivalent to an initial conversion price of approximately $10.80 per share of common stock, which represents approximately a 20% premium to the public offering price of the common stock.

Western Refining intends to use the net proceeds from each offering to repay indebtedness under its term loan credit agreement.

Merrill Lynch & Co. and Goldman, Sachs & Co. are acting as joint book-running managers for each offering.

A preliminary prospectus supplement and accompanying base prospectus relating to each offering have been filed with the U.S. Securities and Exchange Commission and are available on its website, www.sec.gov.  This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities.  A registration statement relating to the securities has been filed and is effective. Each offering will be made only by means of a prospectus supplement and accompanying base prospectus, copies of which may be obtained from  Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department or Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: (866) 471-2526, fax: 212-902-9316, email: prospectus-ny@ny.email.gs.com.

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas.

Investor and Analyst Contact:
Mark Cox, 915-534-1400
or
Media Contact:
Gary Hanson, 915-534-1400